                            CERTIFICATE OF DESIGNATIONS

                                         OF

                 12% SENIOR REDEEMABLE EXCHANGEABLE PREFERRED STOCK
                                 ($0.01 PAR VALUE)

                                         OF

                           GOLDEN STATE ACQUISITION CORP.

                          (Pursuant to Section 151 of the
                 General Corporation Law of the State of Delaware)

       GOLDEN STATE ACQUISITION CORP., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION"), HEREBY CERTIFIES that the following resolution was duly adopted on April 25, 1995 by the Board of Directors of the Corporation pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation and by the General Corporation Law of the State of Delaware, which resolution remains in full force and effect as of the date hereof:

       RESOLVED, that the Board of Directors of the Corporation (the "BOARD OF DIRECTORS"), pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation, which authorize the initial issuance of 100,000 shares of 12% Senior Redeemable Exchangeable Preferred Stock, par value $0.01 (the "Senior Preferred Stock"), does hereby create and provide for the issuance of such series of Senior Preferred Stock and does hereby fix and determine the voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of such series of Senior Preferred Stock as follows:

       1. RANK. All shares of Senior Preferred Stock shall, with respect to payments of dividends and distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, rank prior to all of the Corporation's Junior Preferred Stock and Common Stock and any other class or series of stock subsequently authorized and issued by the Corporation (collectively, "JUNIOR STOCK").

       2. CUMULATIVE ANNUAL DIVIDENDS. The holders of Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefor, annual dividends in cash at the rate (the "DIVIDEND RATE") of $12.00 per annum per share, which shall be fully cumulative, shall accrue on a daily basis without interest with respect to each share of Senior Preferred Stock from the date of first issuance of such share and shall be payable in cash semi-annually in arrears on April 1 and October 1 of each year (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday) (a "DIVIDEND PAYMENT DATE") to holders of record as they appear on the stock transfer books of the Corporation on such record date, not more than 60 days nor less than 10 days preceding the relevant Dividend Payment Date such dividends, as is fixed by the Board of Directors (or, to the extent permitted by applicable law, a duly authorized committee thereof) at the time such dividend is declared. For purposes hereof, the term "LEGAL HOLIDAY" shall mean any day on which banking institutions are authorized to close in New York, New York or San Francisco, California. Unpaid dividends in arrears for any past dividend period may be declared and paid at any time, without reference to any regular Dividend Payment Date. The semi-annual dividend amount shall be computed by dividing the annual dividend amount by two. The amount of dividends payable for the initial dividend period and any period shorter than a full semi-annual dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. The first Dividend Payment Date shall be October 1, 1995.

       3. EFFECT OF PAYMENT DEFAULT. If (a) any dividends accumulated on the Senior Preferred Stock are in arrears (any semi-annual dividend or unpaid portion thereof, a "MISSED DIVIDEND"), or (b) the Corporation is in default with respect to any of the provisions of Section 6 or Section 7 of this Certificate of Designations (the "REDEMPTION PROVISIONS"), then:

                          (i)      The Corporation may not, and may not permit
any corporation or entity directly or indirectly controlled by the Corporation to, declare or pay any cash dividend or make any distributions in cash on or, directly or indirectly, redeem or satisfy any sinking obligation in respect of, any Junior Stock, or any warrants, rights or options exercisable for or convertible into any of the Junior Stock.

                         (ii)      The Corporation may not, and may not permit
any corporation or other entity directly or indirectly controlled by the Corporation to, acquire, redeem (pursuant to a sinking fund or otherwise), purchase or otherwise acquire any Junior Stock.

       4.     INCREASE IN DIVIDEND RATE UPON DEFAULT.

              (a) If one Missed Dividend or any redemption price payable under the Redemption Provisions (either of such amounts, a "MISSED PAYMENT") is outstanding, the Dividend Rate payable on the Senior Preferred Stock shall be increased to $12.50, effective on the date when such Missed Payment was due, until the earlier of such time as all Missed Payments are paid in full or the time when Section 4(b) applies. Unless Section 4(b) applies, when all Missed Payments have been paid in full, the Dividend Rate shall be decreased to $12.00.

              (b) If two or more consecutive Missed Payments are outstanding, then the Dividend Rate payable on the Senior Preferred Stock shall be increased to $13.00, effective on the date when the second Missed Payment was due, until such time as (i) all Missed Payments are paid in full or (ii) only one Missed Payment is outstanding, in which case the Dividend Rate shall be decreased to $12.50.

       5. LIQUIDATION PREFERENCE. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Senior Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, whether such assets are stated capital or surplus of any nature, an amount in cash equal to the sum of (a) the amount of dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared to the date of such final distribution, (b) One Hundred Dollars ($100) per share and (c) the Optional Redemption Premium (as defined in Section 8(a)), before any payment shall be made or any assets distributed to the holders of Junior Stock.

       6.     MANDATORY REDEMPTION.

              (a) To the extent that funds are legally available, the Corporation shall redeem on each date set forth below (a "MANDATORY REDEMPTION DATE"), the specified number of shares of Senior Preferred Stock set forth opposite the respective Mandatory Redemption Dates at the redemption price of One Hundred Dollars ($100) per share, payable in cash, plus all dividends accrued and unpaid on such Senior Preferred Stock up to the Mandatory Redemption
Date:


                                             Number of Shares
        Mandatory Redemption Date             to be Redeemed
      -----------------------------        ----------------------
              June 30, 2005                       33,333
              June 30, 2006                       33,333
              June 30, 2007                       33,334


If any shares of Senior Preferred Stock are redeemed other than on a Mandatory Redemption Date (other than as a result of a failure to redeem on a mandatory Redemption Date), the number of such shares so redeemed shall be applied first to reduce the number of shares redeemable on June 30, 2007 until such number equals zero, then to the number of shares redeemable on June 30, 2006 until such number equals zero, and then to the number of shares redeemable on June 30, 2005.

              (b) In determining the ability of the Corporation to redeem the Senior Preferred Stock under Section 160 of the General Corporation Law of the State of Delaware, the Corporation shall value its assets at the highest amount permissible under applicable law. If the Corporation has insufficient funds to discharge its mandatory redemption obligation pursuant to Section 6(a) above, the shares to be redeemed shall be selected pro rata based on the holdings as of such record date for the redemption, not more than 60 days nor less than 10 days preceding the Mandatory Payment Date, as the Board of Directors shall determine. The Corporation shall give at least 30 days' but not more than 60 days' prior written notice to each holder whose shares are to be redeemed pursuant to this Section 6 of the record date of redemption and the shares to be redeemed.

              (c) If, for any reason, the Corporation shall fail to discharge its mandatory redemption obligation pursuant to Section 6(a) above, such mandatory redemption obligation shall be discharged as soon as the Corporation is able to discharge such obligation.

       7.     MANDATORY OFFER TO REDEEM UPON CHANGE OF CONTROL.

              (a) In the event that a Change of control will occur, the Corporation shall (i) deliver to each holder of Senior Preferred Stock a Notice and Offer to Redeem (as defined in Section 7(c) hereof) and (ii) if such holder accepts redemption as to the Senior Preferred Stock it holds by delivering a Redemption Acceptance pursuant to Section 7(e) hereof, redeem such Senior Preferred Stock as hereinafter provided. Any redemption of Senior Preferred Stock pursuant to this Section 7 shall be made at a redemption price equal to the Optional Redemption Price (as defined in Section 8(a)) of the shares of Senior Preferred Stock so redeemed.

              (b) For purposes of this Section 7, a "CHANGE OF CONTROL" shall mean any event or transaction or series of related events or transactions (whether occurring or obtaining by reason of any current or future law or otherwise) in connection with or as a consequence of which any of the following occur:

                          (i)      at any time prior to the occurrence of either
of the events described in clauses (B) or (D) of the proviso to this sentence below, at least a majority (by number of votes) of the outstanding shares of Voting Stock of the Corporation (all classes of such Voting Stock being taken, for purposes of this clause (i) as one class) shall not be or shall cease to be "beneficially owned" (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the Controlling Stockholder, either directly or indirectly through beneficial ownership of a majority of the Voting Stock of a corporation, partnership or other entity;

                         (ii)      at any time prior to the occurrence of either
of the events described in clauses (B) or (D) of the proviso to this sentence below, the power to elect or appoint or cause the election or appointment of at least a majority of the members of the full Board of Directors of the Corporation shall not be or shall cease to be exercisable by the Controlling Stockholder, either directly or indirectly through a corporation, partnership or other entity, acting through its board of directors (or equivalent governing body) in its sole discretion; or

                        (iii) any Person acquires a percentage of Voting Stock greater than that held by the Controlling Stockholder;

PROVIDED, HOWEVER, that no Change of Control shall be deemed to occur or have occurred: (A) if the holders of the Senior Preferred Stock shall have the power to elect or appoint or cause the election or appointment of at least a majority of the members of the full Board of Directors of the Corporation pursuant to
Section 9(b) of this Certificate of Designations; (B) if the Corporation engages in an initial or secondary public offering of its Common Stock and immediately after consummation of such public offering no Person holds a percentage of Voting Stock of the Corporation greater than the percentage of Voting Stock held by the Controlling Stockholder immediately prior to the consummation of such public offering; (C) upon any transfer of Common Stock by the Controlling Stockholder to any Affiliate of such Controlling Stockholder; or (D) upon the occurrence of any merger or sale of substantially all of the stock or assets of the Corporation with respect to which prior approval has been obtained by the holders of a majority of the Senior Preferred Stock.

       For purposes of this Section 7(b), the following capitalized terms shall have the meanings set forth below:

       "AFFILIATE" shall mean, with respect to any Person, a Person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlling, "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract or otherwise.

       "CONTROLLING STOCKHOLDER" shall mean (x) on any date prior to April 21, 2000, FAC, Ltd., a Cayman Islands corporation ("FAC"), and (y) on or after April 21, 2000, collectively, FAC, SBIC Partners, L.P., a Texas limited partnership, Exeter Equity Partners, L.P., a Delaware limited partnership, and Exeter Venture Lenders, L.P., a Delaware limited partnership.

       "PERSON" shall mean any individual, partnership, joint venture, corporation, limited liability company, association, joint stock company, business trust, unincorporated organization or government or any department, agency or political subdivision thereof or other entity of any kind.

       "VOTING STOCK" shall mean the stock or other securities of a corporation, partnership or other entity the holders of which are ordinarily, in the absence of contingencies, entitled to elect members of the Board of Directors or other governing body of such entity.

              (c) Not later than thirty (30) days prior to the effective date of a Change of Control, the Corporation shall give written notice to each holder of Senior Preferred Stock of the pendency thereof and the right of such holders to elect to have their shares of Senior Preferred Stock redeemed hereunder arising as a result thereof (a "NOTICE AND OFFER TO REDEEM"). Such Notice and Offer to Redeem shall state: (i) that such notice is delivered and such offer to redeem is made pursuant to this Section 7(c); (ii) the date of and a description of the circumstances surrounding such Change of Control; (iii) the date by which a holder of Senior Preferred Stock must deliver a Redemption Acceptance pursuant to Section 7(e) hereof; (iv) the date on which the Corporation shall redeem the Senior Preferred Stock if the holder of Senior Preferred Stock delivers a Redemption Acceptance and the date the Change of Control giving rise to the Notice and Offer to Redeem is to be consummated, which redemption date shall be any Business Day prior to the date the Change of Control occurs (the "SPECIAL REDEMPTION DATE"); and
(v) the amount of accrued and unpaid dividends to be paid with respect to shares of Senior Preferred Stock held by such holder on such Special Redemption Date if such shares of Senior Preferred Stock are redeemed pursuant to this Section 7; PROVIDED that, notwithstanding the foregoing provisions of this sentence, the Special Redemption Date specified in such Notice and Offer to Redeem may be postponed, by two (2) Business Days' prior written notice from the Corporation to each holder of Senior Preferred Stock to be redeemed, to the earliest subsequent date which allows compliance with the restrictions imposed by the last sentence of Section 7(d).

              (d) If the Corporation fails to deliver to each holder of the Senior Preferred Stock the notice of a pending Change of Control as required by this Section 7, any holder of Senior Preferred Stock may, upon obtaining knowledge of a pending or completed Change of Control, notify the Corporation of such Change of Control in writing (the "STOCKHOLDER NOTICE"), whereupon the Corporation shall, and any holder of Senior Preferred Stock may, promptly notify each other holder of Senior Preferred Stock of such pending or completed Change of Control, the nature thereof and the date upon which it is scheduled to occur or did occur. In such event, redemption under this Section 7 shall occur not later than thirty (30) days after the date of such Stockholder Notice unless the Corporation and such holder agree to a different date or unless such redemption is not accepted as provided in Section 7(e) below. Notwithstanding any other provision of this Certificate of Designations, a redemption of Senior Preferred Stock pursuant to this Section 7 may only be made, if, on the Special Redemption Date, such redemption is permitted by law.

              (e) To accept an offer of redemption of Senior Preferred Stock pursuant to this Section 7, a holder thereof shall deliver to the Corporation, on or before the tenth (10th) day following the date of receipt of the Notice and Offer to Redeem, such holder's notice that it accepts redemption pursuant to this Section 7 with respect to the shares of Senior Preferred Stock designated therein (a "REDEMPTION ACCEPTANCE"). The Redemption Acceptance shall set forth the name of such holder and the statement that it accepts redemption pursuant to this Section 7 with respect to the shares of Senior Preferred Stock designated therein. Promptly and in any event within two (2) Business Days after receipt of such holder's Redemption Acceptance, the Corporation shall, by written notice to such holder, acknowledge receipt thereof.

              (f) The provisions of this Section 7 are applicable to successive Changes of Control and no failure on the part of any holder of Senior Preferred Stock to exercise any right under this Section 7 arising on account of any Change of Control shall affect or impair any other right of such holder upon the occurrence of any other or any subsequent Change of Control.

       8.     OPTIONAL REDEMPTION.

              (a) Upon the terms and subject to the conditions hereinafter set forth, the Corporation, at its option, upon notice as provided in
Section 7(c) hereof, may redeem the Senior Preferred Stock, at any time after April 15, 2000, either in whole or from time to time in any part (but, if in part, then with respect to at least 1,000 shares at any one time) at a redemption price equal to the sum of $100 per share (the "LIQUIDATION VALUE") and the "Optional Redemption Premium" (as defined below) for such Liquidation Value, together with accrued and unpaid dividends with respect to the shares of Senior Preferred Stock so to be redeemed to the date fixed for redemption (collectively, the "OPTIONAL REDEMPTION PRICE").

              (b) The "OPTIONAL REDEMPTION PREMIUM" for any Liquidation Value shall equal the net present value (if positive) of the payment stream equal to the difference between (i) each payment of dividends and mandatory redemption price the holders of Senior Preferred Stock would have received on account of such Liquidation Value at an annual 12% per annum dividend rate and (ii) each corresponding payment of dividends and mandatory redemption price the holders of Senior Preferred Stock would have received on account of such Liquidation Value at an annual dividend rate equal to the sum of (A) the rate then being paid on United States Treasury Notes with maturities equal to the Weighted Average Life to Maturity (as defined below) of the remaining aggregate Liquidation Value of Senior Preferred Stock at the time of prepayment plus (B) 2.75% (the "PREFERRED TREASURY RATE"), discounted at the Preferred Treasury Rate; PROVIDED that if the Corporation is redeeming at the same time all of the outstanding Senior Preferred Stock and has previously redeemed or is redeeming, simultaneously with the redemption of the Senior Preferred Stock, all of the outstanding Class E Common Stock, then the Optional Redemption Premium shall be reduced by the amount of the excess, if any, of (1) the sum of the aggregate redemption price for the Class E Common Stock redeemed from holders of the Senior Preferred Stock over (2) that amount which, if paid at the time of redemption, would have resulted in the holders of Senior Preferred Stock and Class E Common Stock receiving an annual yield of 25% on their aggregate investments in the Senior Preferred Stock and the Class E Common Stock, taking into account all dividends and other distributions made on the Senior Preferred Stock and the Class E Common Stock prior to the time of redemption.

       For purposes hereof, the term "WEIGHTED AVERAGE LIFE TO MATURITY" shall mean, with respect to the remaining aggregate Liquidation Value of Senior Preferred Stock, as of the date of the determination thereof, the number of years obtained by dividing the then Remaining Dollar-years of such amount by the then outstanding principal amount thereof. The term "REMAINING DOLLAR-YEARS" of such amount shall mean the amount obtained by (i) multiplying the amount of each then remaining mandatory redemption price by the number of years

(calculated to the nearest one-twelfth) which will elapse between the time in question and the date of the redemption and (ii) totaling all of the products obtained in clause (i).

              (c) Notice of any redemption of Senior Preferred Stock pursuant to this Section 8 shall be given to each holder of the Senior Preferred Stock not less than thirty (30) nor more than sixty (60) days before the date fixed for redemption (the "OPTIONAL REDEMPTION DATE") and shall be accompanied by an officer's certificate of the Corporation certifying as to: (i) the Optional Redemption Date; (ii) the aggregate Liquidation Value of all of the shares of Senior Preferred Stock to be so redeemed on such Optional Redemption Date;
(iii) the number of shares of Senior Preferred Stock held by such holder to be redeemed on such Optional Redemption Date; (iv) the Optional Redemption Price to be paid in respect of each share certificate of Senior Preferred Stock held by such holder on such Optional Redemption Date and a calculation of such Optional Redemption Premium; and (v) the amount of accrued and unpaid dividends to be paid to such holder on such Optional Redemption Date. Any notice of redemption pursuant to this Section 8 having been so given, the aggregate Optional Redemption Price payable in respect of the shares of Senior Preferred Stock specified in such notice shall become due and redeemable on such Optional Redemption Date.

              (d) Notwithstanding the foregoing provisions of this Section 8 an optional redemption of Senior Preferred Stock pursuant to this Section 8 may only be made if, on the Optional Redemption Date, such optional redemption is permitted by applicable law.

       9.     VOTING RIGHTS.

              (a) GENERAL. The holders of Senior Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law. In connection with any right to vote, each holder of Senior Preferred Stock will have one vote for each share of Senior Preferred Stock held. Shares of Senior Preferred Stock held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

              (b)    DEFAULT VOTING RIGHTS.

                      (i) If three consecutive Missed Payments shall be outstanding, then the number of members of the Board of Directors of the Corporation shall increase by one and the holders of the Senior Preferred Stock, voting as a Class, shall have the exclusive right to elect one member of the Board of Directors of the Corporation. Such director or any successor elected by holders of the Senior Preferred Stock shall have the right to serve on the Board of Directors of the Corporation for at least one year from the date of his or her election to the Board of Directors, irrespective of whether such Missed Payments are cured. The right of the holders of the Senior Preferred Stock to elect such additional director shall continue until the later of (x) one year from the date of election of such director and (y) the date when two or fewer Missed Payments are outstanding.

                      (ii) If four consecutive Missed Payments shall be outstanding, then the number of members of the Board of Directors of the Corporation shall increase by two and the holders of the Senior Preferred Stock, voting as a Class, shall have the exclusive right to elect two additional members of the Board of Directors of the Corporation, in addition to the member appointed pursuant to Section 9(b)(i). Such directors or any successors elected by holders of the Senior Preferred Stock shall have the right to serve on the Board of Directors of the Corporation for at least one year from the date of their election to the Board of Directors, irrespective of whether such Missed Payments are cured. The right of the holders of the Senior Preferred Stock to vote for such additional directors shall continue until the later of (x) one year from the date of election of such directors and (y) the date when three or fewer Missed Payments are outstanding.

                      (iii) The foregoing right of the holders of the Senior Preferred Stock with respect to the election of additional directors may be exercised at any annual meeting of stockholders or at any special meeting of stockholders held for such purpose. If the right to elect directors shall have accrued to the holders of the Senior Preferred Stock more than thirty (30) days preceding the date established for the next annual meeting of stockholders, the appropriate officer of the Corporation shall, within five (5) days after the delivery to the Corporation at its principal office of a written request, addressed to the President of the Corporation, for a special meeting signed by the holders of at least 10% of the Senior Preferred Stock then outstanding, call a special meeting of the holders of the Senior Preferred Stock to be held within ten (10) days after the delivery of such request of the purpose of electing such additional director. Notwithstanding the foregoing, any action to be taken by holders of Senior Preferred Stock with respect to the election of such director may be taken without a meeting, without prior notice and without a vote, if taken by the written consent of the holders of a majority of the Senior Preferred Stock pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, or any successor statute.

                      (iv) The holders of the Senior Preferred Stock, voting as a class, shall have the right to remove, with or without cause, at any time and from time to time and to replace any director such holders shall have elected pursuant to this Section 9 by electing a new director pursuant to this
Section 9.

              (c) CLASS VOTING RIGHTS. So long as any of the Senior Preferred Stock is outstanding, the Corporation (and, where applicable, the Board of Directors) shall not, without the affirmative vote or consent of the holders of at least 51% of all then outstanding Senior Preferred Stock voting separately as a class, (i) amend, alter or repeal any provision of the Certificate of Incorporation, Certificate of Designations or Bylaws of the Corporation (A) increasing or decreasing the authorized number of shares or par value of the Senior Preferred Stock, (B) granting voting rights to holders of any bonds, debentures or other debt obligations of the Corporation or
(C) otherwise adversely affecting the relative rights, preferences, qualifications, limitations, restrictions, powers or rights of the Senior Preferred Stock; (ii) effect any reclassification of the Senior Preferred Stock;
(iii) effect a voluntary
liquidation, dissolution or winding up of the Corporation; or (iv) merge or consolidate into any corporation where the Corporation is not the survivor of such merger or consolidation.

       10. EXCHANGE FOR SUBORDINATED EXCHANGE NOTES. The Corporation may at any time exchange all, but not less than all, of the outstanding shares of Senior Preferred Stock for 13.2% Subordinated Exchange Notes due 2007 ("EXCHANGE NOTES") pursuant to the terms of the Securities Purchase Agreement by and between the Corporation and John Hancock Mutual Life Insurance Company.

       11. OUTSTANDING SHARES. For purposes of the Certificate of Designations, shares of Senior Preferred Stock shall be deemed outstanding upon issuance except (i) from the date fixed for redemption pursuant to the Redemption Provisions, all shares of Senior Preferred Stock that have been so called for redemption under any of such provisions; (ii) from the effective date of an exchange of shares of Senior Preferred Stock for Exchange Notes; and
(iii) from the date of registration of transfer, all shares of Senior Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

       12. STATUS OF ACQUIRED SHARES. Shares of Senior Preferred Stock redeemed by the Corporation, received upon exchange for Exchange Notes or otherwise acquired by the Corporation shall be retired and cancelled and shall not be restored to the status of authorized but unissued shares of Senior Preferred Stock or reissued thereafter.

       13. SEVERABILITY OF PROVISIONS. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Certificate of Designations is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

       IN WITNESS WHEREOF, Golden State Acquisition Corporation has caused this Certificate of Designations to be signed by its President and attested by its Secretary this 25th day of April, 1995.

                                          GOLDEN STATE ACQUISITION CORP.



                                          By: /s/  Mark D. McDonnell
                                             --------------------------------
                                                 Name:   Mark D. McDonnell
                                                 Title:  President


Attest:



  /s/  Paul M. Stone
-------------------------------
Name:  Paul M. Stone
       Secretary

                               CERTIFICATE OF AMENDMENT
                                          OF
                             CERTIFICATE OF DESIGNATIONS
                                          OF
                  12% SENIOR REDEEMABLE EXCHANGEABLE PREFERRED STOCK
                                          OF
                            GOLDEN STATE ACQUISITION CORP.


          Golden State Acquisition Corp. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

          FIRST:    That the Board of Directors of the Company (the "Board")
adopted resolutions proposing and declaring advisable the amendment to the Company's Certificate of Designations filed with the Delaware Secretary of State on April 25, 1995 at 9:00 A.M. with respect to its 12% Senior Redeemable Exchangeable Preferred Stock, $0.01 par value per share (the "Senior Preferred Stock"), set forth below, and that such amendment was approved by a majority fo the holders of the Senior Preferred Stock of the Company and notice was provided to such holders pursuant to the applicable provisions of Section 22% of the General Corporation Law of the State of Delaware.

          SECOND:   The definition of "Controlling Stockholder" contained in
Section 7(b) is hereby deleted in its entirety and replaced by the following:

          "CONTROLLING STOCKHOLDER" shall mean SBIC Partners, L.P., a Texas limited partnership, and its Affiliates.

          THIRD:    That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Company has caused this Certificate to be executed this 24th day of October, 1996.

                                        GOLDEN STATE ACQUISITION CORP.
                                        a Delaware corporation


                                        /s/  Jeffrey B. O'Neill
                                        ------------------------------
                                        Jeffrey B. O'Neill
                                        Chief Executive Officer